Exhibit n.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of TICC Capital Corp. of our reports dated March 15, 2012 and March 9, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting of TICC Capital Corp., which appear in such Registration Statement. We also consent to the use of our report dated March 12, 2012 related to the financial statement schedules included in the 2011 Annual Report to Shareholders, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial and Other Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

August 14, 2012